Exhibit 6.2

MANAGEMENT SERVICE AGREEMENT

Between the undersigned :

-	HOLOSFIND CORP. Inc., a US company, whose headquarters is 1209 Orange Street, Wilmington, County of New Castel, Delaware 19801, represented by its President, Mr. Sylvain BELLAICHE

Hereinafter referred to as “HOLOSFIND Inc.”

Firstly,

And:

-	Digital Social Retail, Inc., a US company, whose headquarters is 1209 Orange Street, Wilmington, County of New Castel, Delaware 19801, represented by its President, Mr. Sylvain BELLAICHE hereafter “DSR”

on the other hand,

It is first stated the following:

The company HOLOSFIND Inc. consulting and engineering of the Internet and multimedia, and DSR which has the same activity.

Given the close link between the two companies, DSR wishes to benefit from HOLOSFIND Inc. of certain services to enable optimization and rationalization of human resources for these two structures.

This agreement aims to materialize the agreements between the Digital and Social Retail company HOLOSFIND CORP. Inc.

Article 1 - Purpose

1.1 The company HOLOSFIND Inc., given the structures and staff available to it, will provide the following services and benefits to DSR for administrative, accounting and business areas, as detailed below.

1.1. 1. For administrative and management

-       Periodic review and validation, accounting.

1.1. 2. From a commercial and communication point of view

-       training of sales by all means of communication,

-       Business prospecting in the USA,

-       provision by HOLOSFIND Inc. personnel required the participation of Digital Social Retail trade shows in the USA.

-       Sale of Digital Social Retail solution on Amazon US and IBeacon.com

These services will be provided according to the needs expressed by Digital Social Retail

As part of these services HOLOSFIND Inc. will conduct fresh advances that will be invoiced in addition to Digital Social Retail. On vouchers.

1.2 Evolution of needs

The parties recognize that the above listed benefits are not exhaustive and that the parties may, by mutual agreement, supplement or modify to suit the changing needs ofRetail Digital Social

Article 2 - Obligations and commitments of the parties

2 ..1 HOLOSFIND Inc. is committed to implement, for the performance of all services dependent, due diligence.

HOLOSFIND Inc. will be free to choose the yen mo human and material use to hear she has ccomplir these benefits and that it will implement independently.

It is expressly agreed that the obligations of HOLOSFIND hereunder have the character of bonds means, his liability can not be sought in particular in cases of loss of operating loss.

2.2 The Parties undertake to preserve the existing reporting relationships with their own staff so that no confusion can not be made between the staff related to each.

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Article 3 - Remuneration

In exchange for the execution of these services, HOLOSFIND Inc. to receive Digital Social Retail the annual sum of $575,000 ( five hundred seventy-five thousand dollars) excluding taxes payable at closing

HOLOSFIND Inc. will issue invoices, which will be set by Digital’s Social Retail within 45 days of the issue of the invoice. (By offsetting and cash balances)

The parties agree already that this remuneration will be reassessed every 1st of January each year and for the first time on the 1st January 2015. An amendment to this contract will be issued to acknowledge this change.

Article 4 - Duration - Termination

This contract is granted and accepted for a period of one year from the 1st of January 2015. Then he will renew every year on the anniversary of this contract by tacit agreement of the contract at the initiative of either party two months before the expiration of the current annual period by registered letter of receipt or hand delivered mail marked as “good agreement” by the recipient.

Article 5 - Independent Parties

As the contract is concluded between independent legal entities, the collaboration resulting from this agreement can in no way affect the independence of the parties and is not intended to create a subsidiary or a joint venture between them.

This agreement will preserve their independence and will not generate any link of subordination or representation between them.

Article 6 - Non-transferability

The present contract has been concluded and negotiated by each of the parties in consideration of the intuitu personae attaching to the other party.

Consequently, without the consent of the other party, it may not be transferred or transferred to a third party in any way whatsoever and in particular in the form of an assignment or contribution in society.

However, it is expressly stated that the parties may enter into similar or identical contracts with any company, any exclusivity commitment being made between them.

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Article 7 - Jurisdiction

The parties submit this contract to New York State laws.

The Parties agree to settle any dispute amicably, failing to give exclusive jurisdiction to the Jurisdiction of New York state.

Made in New York

On January 2, 2015

HOLOSFIND Corp Inc.

/s/ Pierre Martin

Digital Social Retail, Inc.

/s/ Sylvain Bellaiche

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